EXHIBIT 12.2
                    TRITON ENERGY LIMITED AND SUBSIDIARIES
   COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE
                                  DIVIDENDS
                        (IN THOUSANDS, EXCEPT RATIOS)
                                 (UNAUDITED)




                                                                    SIX MONTHS ENDED
                                                                       JUNE 30,                      YEAR ENDED DECEMBER 31,
                                                             -----------------------------  ------------------------------------
                                                                          1997       1996                       1996       1995
                                                             ------------------  ---------  -------------------------  ---------
Fixed charges, as defined (1):
    Interest charges                                         $          25,242   $ 22,040   $                 43,884   $ 41,305
    Preference dividend requirements of the Company                        213        772                        985        802
    Preferred dividend requirements of subsidiaries
      adjusted to pre-tax basis                                            ---        ---                        ---        ---
                                                             ------------------  ---------  -------------------------  ---------
        Total fixed charges                                  $          25,455   $ 22,812   $                 44,869   $ 42,107
                                                             ------------------  ---------  -------------------------  ---------

Earnings, as defined (1) (3):
  Earnings (loss) from continuing operations
     before income taxes, minority interest,
     extraordinary item and cumulative effect of
     accounting change                                       $           6,621   $ 26,738   $                 20,945   $ 16,600
  Fixed charges, above                                                  25,455     22,812                     44,869     42,107
  Less interest capitalized                                            (12,505)   (11,610)                   (27,102)   (16,211)
  Plus undistributed (earnings) loss of affiliates                         ---       (118)                      (118)     2,249
  Less preference dividend requirements of the
    Company and its subsidiaries adjusted to pre-tax basis                (213)      (772)                      (985)      (802)
                                                             ------------------  ---------  -------------------------  ---------
                                                             $          19,358   $ 37,050   $                 37,609   $ 43,943
                                                             ------------------  ---------  -------------------------  ---------

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
   AND PREFERENCE DIVIDENDS (2) (3)                                        0.8        1.6                        0.8        1.0
                                                             ------------------  ---------  -------------------------  ---------


                                                             SEVEN MONTHS
                                                             ENDED
                                                             DEC. 31,                    YEAR ENDED MAY 31,
                                                                             -------------------------------------------
                                                                      1994                  1994        1993       1992
                                                             --------------  --------------------  ----------  ---------
Fixed charges, as defined (1):
    Interest charges                                         $      20,285   $            26,951   $  16,336   $ 11,066
    Preference dividend requirements of the Company                    449                   ---         ---      1,386
    Preferred dividend requirements of subsidiaries
      adjusted to pre-tax basis                                        ---                   364       1,551      1,780
                                                             --------------  --------------------  ----------  ---------
        Total fixed charges                                  $      20,734   $            27,315   $  17,887   $ 14,232
                                                             --------------  --------------------  ----------  ---------

Earnings, as defined (1) (3):
  Earnings (loss) from continuing operations
     before income taxes, minority interest,
     extraordinary item and cumulative effect of
     accounting change                                       $     (22,834)  $           (23,104)  $(147,445)  $(87,124)
  Fixed charges, above                                              20,734                27,315      17,887     14,232
  Less interest capitalized                                        (11,833)              (16,863)     (6,407)    (6,529)
  Plus undistributed (earnings) loss of affiliates                   4,102                  (645)      3,012      2,558
  Less preference dividend requirements of the
    Company and its subsidiaries adjusted to pre-tax basis            (449)                 (364)     (1,551)    (3,166)
                                                             --------------  --------------------  ----------  ---------
                                                             $     (10,280)  $           (13,661)  $(134,504)  $(80,029)
                                                             --------------  --------------------  ----------  ---------

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
   AND PREFERENCE DIVIDENDS (2) (3)                                    ---                   ---         ---        ---
                                                             --------------  --------------------  ----------  ---------



(1)Earnings include the Company's equity in the losses of a former affiliate whose debt was guaranteed by the Company. Related interest charges for the year ended May 31, 1992 of $819,000 were excluded from fixed charges due to the improbability that such guarantees would be honored.

(2) Earnings were inadequate to cover fixed charges and preference dividends for the six months ended June 30, 1997 by $6,097,000, for the year ended December 31, 1996 by $7,260,000, for the seven months ended December 31, 1994 by $31,014,000 and for the years ended
May  31,  1994,  1993  and  1992  by $40,976,000,  $152,391,000  and
$94,261,000,  respectively.

(3) Earnings reflect nonrecurring writedowns and loss provisions of $350,000 for the six months ended June 30, 1996, $46,153,000 and $1,058,000 for the years ended December 31, 1996 and 1995, $984,000 for the seven months ended December 31, 1994 and $45,754,000, $99,883,000 and $48,805,000 for the years ended May 31, 1994, 1993 and 1992, respectively. Nonrecurring gains from the sale of assets and other gains aggregated $4,842,000 and $13,486,000 for the six months ended  June  30, 1997 and 1996, respectively, $22,189,000, $13,617,000 and $56,193,000 for the years ended December 31, 1996 and 1995 and May 31, 1994, respectively. The ratio of earnings to combined fixed charges and preference dividends if adjusted to remove nonrecurring items, would have been 0.6 for the six months ended June 30, 1997, 1.4 and 0.7 for the years ended December 31, 1996
and  1995,  respectively.    Without  nonrecurring items, earnings
would have been inadequate to cover fixed charges and preference dividends for the six months ended June 30, 1997 by $10,939,000, for the year ended December 31, 1995 by $10,723,000, for the seven months ended December 31, 1994 by $30,030,000 and for the years ended May 31, 1994, 1993 and 1992 by $51,415,000, $45,183,000 and
$33,687,000,  respectively.